Exhibit 4(j)

SIXTH AMENDMENT
TO
LINE OF CREDIT LOAN AGREEMENT

THIS SIXTH AMENDMENT TO LINE OF CREDIT LOAN AGREEMENT (“Sixth Amendment”) is dated July 5, 2007, to be made effective retroactive to July 1, 2007, by and between M G P INGREDIENTS, INC. (“Company”) and COMMERCE BANK, N.A. (“Bank”).

WHEREAS, Company and Bank entered into that certain Line of Credit Loan Agreement dated November 25, 2003, as amended pursuant to (i) that certain First Amendment to Line of Credit Loan Agreement dated September 17, 2004, (ii) that certain Second Amendment to Line of Credit Loan Agreement dated as of November 30, 2004, (iii) that certain Third Amendment to Line of Credit Loan Agreement dated as of September 9, 2005, (iv) that certain Fourth Amendment to Line of Credit Loan Agreement dated as of June 30, 2006, and (v) that certain Fifth Amendment to Line of Credit Loan Agreement dated as of December 28, 2006 (as previously amended, the “Loan Agreement”);

WHEREAS, pursuant to the terms of the Loan Agreement, the Line of Credit matured on July 1, 2007, and all sums outstanding on such date became due and payable in full; and

WHEREAS, Company desires to extend the maturity of and amend the Line of Credit as hereinafter set forth.

NOW, THEREFORE, Company, and Bank agree as follows:

1.     Terms used herein, which are defined in the Loan Agreement, shall have the meanings given to them in the Loan Agreement.

2.     The first sentence to Section 1.3 of the Loan Agreement is hereby amended to read in its entirety as follows:

The Line of Credit shall be evidenced by the Fifth Amended and Restated Line of Credit Note in form and substance acceptable to Bank (the “Line of Credit Note”).

3.     Section 1.4 of the Loan Agreement is hereby amended to read in its entirety as follows:

Upon the occurrence of an Event of Default as defined in Section 4.1, or on July 1, 2008, the outstanding principal balance of the Line of Credit Note together with all accrued interest shall become immediately due and payable in full.

4.     Except to the extent specifically amended by this Sixth Amendment, the Loan Agreement shall remain in full force and effect.

5.     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE.  TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BY SIGNING BELOW, YOU AND WE AGREE THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN US.

6.     This Sixth Amendment shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by their respective officers as of the date written above.

M G P INGREDIENTS, INC.

By:	/s/ Ladd Seaberg
Title:	Chairman & CEO

By:	/s/ Brian T. Cahill
Title:	CFO

COMMERCE BANK, N.A.

By:	/s/ Wayne C. Lewis
Title:	Vice President